Exhibit 10.1

The 2018 Partner Incentive Pool

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Purposes of the Pool. The 2018 Partner Incentive Pool (the “Pool”) provides for cash awards to participants and is intended to compensate and incentivize each participant for his or her services, contributions and leadership provided to the Och-Ziff Operating Group and to further align his or her interests with the interests of the Company's shareholders. Each participant will receive a cash award equal the product of such participant’s cash award percentage and the incentive cash pool. The incentive cash pool will be a percentage of gross profits and losses, such gross profits and losses to be calculated in accordance with firm policy, as determined by the Chief Executive Officer.

Capitalized terms used but not defined herein have the meanings given to such terms in the limited partnership agreements of each of OZ Management LP, OZ Advisors LP, OZ Advisors II LP, and any other partnership or entity whose general partner (or equivalent) is Och-Ziff Holding Corporation and Och-Ziff Holding LLC and any other entity from time to time serving as general partner (or equivalent) of one of the Partnerships.

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Pool Administration. The Pool shall be administered by the CEO, and the CEO shall have the power and authority, without limitation to take all actions, steps or approvals, including the adoption of policies or procedures, as may be reasonably necessary to carry out the implementation and management of the Pool.

Each participant’s cash award percentage and the incentive cash pool will be determined by the CEO and cash award percentages with respect to executive officers of the Company shall be based on the CEO’s recommendation and shall be reviewed and approved by the Compensation Committee in their discretion.
No member of the Board, the Compensation Committee or the CEO, nor any officer or employee of the Company or any of its affiliates acting on behalf of the Board, the Compensation Committee or the CEO, shall be personally liable for any action taken with respect to the Pool.

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Cash Awards. Cash awards shall be conditionally granted to each participant in the form of an award agreement and shall be subject to the same clawback provisions that apply to the Active Individual LPs in the ordinary course.

•	Award Dates. Cash awards shall be paid on or before March 15 of the year immediately following the year such cash awards are granted.

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Termination. Cash awards will be made to participants that are an Active Individual LP at the time of the award date, provided however that cash awards shall not be forfeited if the Limited Partner ceases to be an Active Individual LP due to death or Disability, or as a result of a Special Withdrawal or a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement of the Och-Ziff Operating Group entities.

•	Withholding. Cash awards pursuant to the Pool shall be subject to any applicable tax withholding requirements.

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Treatment of Cash Awards in Connection with a Change in Control. In the event of a change in control, any outstanding cash award that is not assumed or continued, or for which an equivalent cash award is not substituted pursuant to the Change in Control transaction’s governing document, shall be treated in a similar manner to the Class A Restricted Share Unit awards issued by the Company.

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Section 409A. This Pool and all cash awards are intended to comply with Code Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, all cash awards hereunder shall be interpreted and be administered to be in compliance therewith.